Exhibit 10.13

Supplemental Executive Retirement
Plan Donna T. Lowery

The First, A National Banking Association

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“Agreement”) is made and entered into this 1st day of January 2021 (“Effective Date”), between The First, A National Banking Association (“Bank”), a federally-chartered commercial bank located in Hattiesburg, Mississippi, and Donna T. Lowery (“Executive”).

Article I

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 2

Benefit Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Each benefit described is in lieu of any other benefit herein, except as expressly stated otherwise.

Table A: Retirement Benefits

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following attainment of age 65 while in the employment of the Bank	$175,231 per year	Equal Monthly Installments	Payment begins: First day of the first month following Separation from Service Duration: Lifetime Benefit

Supplemental Executive Retirement
Plan Donna T. Lowery

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service prior to age 65, excluding for Cause, Change in Control and Death

The Executive shall vest 0.7752% at the beginning of each month, commencing with the Effective Date and continuing until Separation from Service (not to exceed 100%), in the Table A Retirement Benefit. See Schedule A

		Equal Monthly Installments	Payment begins: First day of the first month following age 65 Duration: Lifetime Benefit
Change in Control, followed by an Involuntary Separation from Service, prior to age 65	$175,231 per year	Equal Monthly Installments	Payment begins: First day of the first month following age 65 Duration: Lifetime Benefit
Death prior to Separation from Service	** $3,679,851	Lump Sum	Payment begins (to Beneficiary): 60 days following Executive’s death
Death subsequent to Separation from Service after the attainment of age 65	100% of the Accrued Liability Balance	Lump Sum	Payment begins (to Beneficiary): 60 days following Executive’s death

** The Executive’s death benefit shall not exceed the amount described on Schedule B of this agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary under Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance,

Supplemental Executive Retirement
Plan Donna T. Lowery

including APB 12, FAS 106, and FAS 87. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, and which may be adjusted from time to time.

3.2“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3“Board” shall mean the Board of Directors of the Bank.

3.4“Cause” shall have the meaning set forth in the Employment Agreement.

3.5“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.6“Disability” shall mean the Executive, while actively employed by the Bank: (i) is unable to engage in any substantial gainful activity by reason of  any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.7“Employment Agreement” shall mean the Employment Agreement between The First, A National Banking Association and the Executive, dated as of October 17, 2019, as such agreement may be amended from time to time.

3.8“Good Reason” shall have the meaning set forth in the Employment Agreement.

3.9“Involuntary Separation from Service” shall mean that the Bank terminates the Executive’s employment at any time prior to age 65 and such termination is not considered a Termination for Cause.  A Separation from Service for Good Reason, as defined above, will also be treated as an Involuntary Separation from Service.

3.10“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide

Supplemental Executive Retirement
Plan Donna T. Lowery

services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

3.11	“Termination for Cause” shall mean a termination of the Executive’s employment for Cause.

Article 4

Beneficiary

4.1Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator

Supplemental Executive Retirement
Plan Donna T. Lowery

may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitation

5.1Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.3Noncompetition.  In consideration of any benefits received hereunder, the Executive shall not, during the term of employment with the Bank and for a period of two (2) years after Separation from Service with the Bank for any reason other than Cause, either directly or indirectly own, have a proprietary interest in, be employed by, or serve as a consultant to or for any retail banking business (other than the Bank and its subsidiaries) which is engaged in the same or similar field of endeavor as that of the Bank (including any of the Bank’s present or future subsidiaries) and which is located within fifty (50) miles of any location where the Bank (including any of the Bank’s present or future subsidiaries) is engaged in business.  In addition, the Executive shall not, during the term of employment with the Bank and for a period of two (2) years after Separation from Service from the Bank, influence or attempt to influence or solicit any other employee, consultant, client, or agent of the Bank to terminate its employment or relationship with the Bank or to work for or on behalf of any competitor or potential competitor of the Bank, including, without limitation, the Executive or any other entity controlled or organized by an Executive or in which an Executive is an owner, officer, a director or agent.  Failure to abide by the covenants set forth in this Section 5.3 will result in loss of any benefits described hereunder.

Article 6

Administration of Agreement

6.1Plan Administrator.  The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the

Supplemental Executive Retirement
Plan Donna T. Lowery

Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

6.2Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in any administrative services contract, a statement setting forth the benefits to be distributed under this Agreement.

Supplemental Executive Retirement
Plan Donna T. Lowery

Article 7

Claims and Review Procedures

7.1Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.
7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

a)	The specific reasons for the denial;
b)	A reference to the specific provisions of the Agreement on which the denial is based;
c)	A description of any information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
e)	A statement of the claimant’s rights to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information

Supplemental Executive Retirement
Plan Donna T. Lowery

relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

a)	The specific reasons for the denial;
b)	A reference to the specific provisions of the Agreement on which the denial is based;
c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as described in applicable ERISA regulations) to the claimant’s claim for benefits; and

d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Additionally, the Bank may also amend this Agreement to conform to written directives to the Bank from its banking regulators.

8.2Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent

Supplemental Executive Retirement
Plan Donna T. Lowery

change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

3)	in the case of a payment made at a specific time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9

Miscellaneous

9.1Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Mississippi, except to the extent preempted by the laws of the United States of America.

9.6Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or

Supplemental Executive Retirement
Plan Donna T. Lowery

garnishment by creditors.

9.7Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First, ANBA

6480 Highway 98 West

Hattiesburg, MS 39402

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than

Supplemental Executive Retirement
Plan Donna T. Lowery

six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service.  If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.15Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

First, A National Banking Association

/s/ Donna T. Lowery	By:	/s/ M. Ray (Hoppy) Cole, Jr.
Donna T. Lowery	Name: M. Ray (Hoppy) Cole, Jr.
Title: President and Chief Executive Officer

Supplemental Executive Retirement
Plan Donna T. Lowery

Schedule A

The Executive shall be entitled to the corresponding Attained Benefit at Separation from Service prior to age 65, except when for Cause, Change of Control or Death.  The Attained Benefit is payable monthly at age 65 for the Executives lifetime.

Supplemental Executive Retirement
Plan Donna T. Lowery

Schedule B

The Executive’s death benefit payable from this Supplemental Executive Retirement Plan Agreement, as stated under Table B, Death Prior to Separation from Service, shall not exceed the following:

-	100% of the Net Death Proceeds, as of the date of death, from all life insurance policies owned by the Bank on the life Donna T. Lowery,

minus

-

The non-taxable death benefit payment to the beneficiary of Donna T. Lowery from the Endorsement Split Dollar Insurance Agreement dated September 15, 2005 and amended on November 10, 2010 (estimated to be $200,000, but shall not exceed 100% of the Net Death Benefit from the policies endorsed by the Endorsement Method Split Dollar Insurance Agreement).

minus

-

The net after-tax death benefit expense incurred by the Bank from the Supplemental Executive Retirement Plan dated May 19th, 2014 and subsequently amended on April 1, 2016.  This net benefit expense is estimated to be $989,454 assuming a 26% Bank marginal income tax rate (based on a gross death benefit payment equal to $1,337,100).

Any remaining Net Death Proceeds shall be paid to the Executive, not to exceed the death benefit amount listed in Table B, Death Prior to Separation from Service, or a gross benefit of $3,679,851.

The net after-tax death benefit expense incurred by the Bank from all death benefits payable shall not exceed the Net Death Proceeds.  In the event the total net after-tax death benefits payable by the Bank exceeds the Net Death Proceeds, a reduction in the death benefit payable under Table B, Death Prior to Separation from Service, of this Agreement shall be required.  For illustration purposes:

Net Death Proceeds shall be equal to or greater than the sum of:

1)	Endorsement Split Dollar non-taxable death benefit	$200,000
2)	2014 SERP net after-tax death benefit	$989,454
3)	2021 SERP net after-tax death benefit	$2,723,090

Net Death Proceeds means the total death proceeds of the life insurance policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the company.